UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

✓	Preliminary Information Statement

Confidential, for Use of the Commission
Only (as permitted by Rule 14c-5(d)(2))

Definitive Information Statement

SUNAIR SERVICES CORPORATION

(Name of Registrant as Specified In Its Charter)

Michael Brauser, Michael Herman and Dru Schmitt

(Name of Person(s) Filing Information Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$_____ per share as determined under Rule 0-11 under the Exchange Act.
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
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	(4)	Date Filed:

INFORMATION STATEMENT

We Are Not Asking You For A Proxy And You Are Requested Not To Send A Proxy.

You are not being asked to approve anything. This Information Statement is being provided to you solely for your information.

This Information Statement is being furnished by Michael Brauser, Michael Herman and Dru Schmitt in their capacity as shareholders of Sunair Services Corporation, a Florida corporation (the “Company” or “Sunair”).

This Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being mailed or otherwise furnished to the shareholders of Sunair in connection with the written consent by the holders of the majority of the voting power of the Company’s capital stock (the “Majority Shareholders”), to remove six of the seven current directors of the Company (the “Removed Directors”) and appoint six new directors (the “Designated Directors”). Of the 13,091,088 total votes, the Majority Shareholders, who hold _________ votes or approximately ______% of the outstanding voting power, executed a written consent to approve the removal of the Removed Directors and the appointment of the Designated Directors. The last consent was executed on February __, 2009.

This Information Statement is also furnished by the Majority Shareholders pursuant to Rule 14f-1 under the Securities Exchange Act of 1934 (the “Exchange Act”) to inform the shareholders of the Company of a proposed change in the majority of the Board of Directors.

This Information Statement is being mailed or otherwise furnished on February __, 2009 to the shareholders of the Company as of the close of business on February ________, 2009 (the “Record Date”) in connection with the removal of the Removed Directors and the adding of the Designated Directors to the Board of the Company.  The appointment of the Designated Directors will cause a change in the majority of the directors causing this Information Statement to be sent to our shareholders.

Voting Required and Shareholder Approval

The elimination of the need for a meeting of shareholders to approve this action is made possible by Section 607.0704, Florida Statutes and the Company’s Bylaws which provide that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting. Although another Bylaw states that directors may not be removed by consent, this Bylaw conflicts with Section 607.0704(1), Florida Statutes which states “Unless otherwise provided in the articles of incorporation, action required or permitted by this act to be taken at an annual or special meeting of shareholders may be taken without a meeting…” The Articles do not contain any limiting provision.

On February __, 2009, the approval was obtained through the written consent of the final person comprising the Majority Shareholders. Therefore, a special meeting of the shareholders to approve the removal of the Removed Directors and appoint the Designated Directors is unnecessary. If shareholders had been provided an opportunity to vote at a meeting, an affirmative vote of a majority of the outstanding voting power would also be required.

Effective Date

The approval by Majority Shareholders will not become effective until 20 calendar days from the date of mailing of this Information Statement to our shareholders (the “Effective Date”). On the date of this Information Statement, we intend to provide the Company with the consents and mail this Information Statement on that date to those shareholders who have not consented in writing to the removal of the Removed Directors and appointment of the Designated Directors.

No Appraisal Rights

Neither Florida law nor Sunair’s Articles of Incorporation provide its shareholders with appraisal rights in connection with the removal and appointment of directors.  This means that no shareholder is entitled to receive any cash or other payment as a result of, or in connection with removal of the Removed Directors and appointment of the Designated Directors, even if a shareholder has not been given an opportunity to vote.

Change in Control

Because the Majority Shareholders have executed consents for more than 50% of the outstanding shares (which represents more than 50% of the outstanding voting power of capital stock), upon effectiveness of the consents, control of Sunair may be deemed to change. At that time, Sunair will be controlled by Messrs. Michael Brauser, Michael Herman and Dru Schmitt who together beneficially own 31.9 percent of the outstanding common stock (without giving effect to the exercise of warrants they hold).  In order to assert such control, they solicited consents from ___ shareholders.  Mr. Brauser delivered the executed consents to Sunair on the date of this Information Statement.  One of the current directors, Mr. Charles Steinmetz, is not being replaced by the Majority Shareholders.

Change of the Board of Directors

As of the Effective Date, other than Charles P. Steinmetz, all of the Company’s directors including Joseph DiMartino, Mario B. Ferrari, Arnold Heggestad, Steven Oppenheim, Richard C. Rochon and Robert C. Griffin shall be removed as directors.  Leon Brauser, Michael Brauser, Scott Frohman, Joseph Q. DiMartini, Dru Schmitt and Gregory Sturgis will be appointed to fill the Removed Directors vacancies.  Mr. DiMartini, a Designated Director, should be distinguished from Mr. DiMartino a Removed Director.

Record Date and Outstanding Shares

Based on Sunair’s Proxy Statement filed on January 28, 2009, the Designated Directors believe that as of the Record Date, there were 13,091,088 shares of Sunair common stock outstanding. The holders of shares of common stock are entitled to one vote per share on all matters for which the shareholders are entitled to vote. However, as mentioned above, no vote or action of Sunair’s shareholders is required in connection with this Information Statement.

Beneficial Ownership

The following table sets forth certain information with respect to the beneficial ownership of Sunair’s common stock as of the date of this Information Statement (i) those persons known to be owners of more than 5% of the Company’s common stock, (ii) each director of Sunair, (iii) all named executive officers, and (iv) all executive officers and directors of Sunair as a group. The information on beneficial ownership in the table and the footnotes is based on Sunair’s definitive Proxy Statement and other reports filed with the SEC, except as noted in notes to this table. The Sunair Proxy Statement refers to 9,914,700 shares beneficially owned by Coconut Palm Capital Investors II, Ltd. (“Coconut Palm”). That number may be incorrect to the extent that it includes shares of common stock and warrants owned by certain of the Designated Directors, namely Michael Brauser, Dru Schmitt, Gregory Sturgis and Leon Brauser. Those Designated Directors received their common stock and warrants from Coconut Palm and allegedly signed an irrevocable proxy, a form of which was filed by Sunair with the SEC. Requests for copies of the proxy were ignored by Sunair’s counsel. In any event, based upon the language of the proxy filed with the SEC, the proxy ceased to be irrevocable when any of the holders offer their shares to any third party. These persons have offered their shares for sale to Massey Services, Inc. (“Massey”) thereby making the proxies revocable. Moreover, the Form 4 filed by Coconut Palm on November 20, 2008 omits these shares and only discloses beneficial ownership of 5,278,368 shares of common stock and warrants.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percentage(1)

Directors and Executive Officers:
Common Stock	Jack I. Ruff 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (2)	0	0%
Common Stock	John J. Hayes 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (3)(4)	736,600	5.5%
Common Stock	Edward M. Carriero, Jr. 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (2)(5)(6)	40,625	*
Common Stock	Richard C. Rochon 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)(7)	5,293,368	28.9%
Common Stock	Mario B. Ferrari 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)(8)	5,294,618	28.9%
Common Stock	Joseph S. DiMartino 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)	70,000	*
Common Stock	Arnold Heggestad 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)	58,000	*
Common Stock	Robert C. Griffin 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)	20,000	*
Common Stock	Steven P. Oppenheim 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)	35,000	*
Common Stock	Charles P. Steinmetz 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (5)	439,024	3.3%
Common Stock	All directors and executive officers as a group (9 persons)	6,682,992	35.4%

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percentage(1)

5% Shareholders:
Common Stock	Coconut Palm Capital Investors II, Ltd. 595 South Federal Highway, Suite 500, Boca Raton, FL 33432 (9)	5,278,368	28.8%
Common Stock	Michael Brauser 595 South Federal Highway, Suite 600, Boca Raton, FL 33432 (10)	1,403,300	10.2%
Common Stock	Michael Herman c/o Heat Waves 1160 Lake Plaza Drive, Suite 210, Colorado Springs, CO 80906	2,180,600	16.7%
Common Stock	Dru A. Schmitt 13 Twin Springs Lane St. Louis, MO 63124 (11)	1,486,014	11.1%
Common Stock	Massey Services, Inc. 315 Groveland Street Orlando, FL 32804 (12)	1,260,972	9.6%

———————

*

Less than 1%

(1)

Applicable percentages are based on 13,091,088 shares outstanding as of the Record Date adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of the Record Date are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated in the footnotes to this table, the Designated Directors believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)

An executive officer.

(3)

Former executive officer.

(4)

Includes 125,000 shares issuable upon currently exercisable options or options that are exercisable within 60 days of the Record Date. Includes 290,800 shares underlying warrants that are immediately exercisable. Mr. Hayes has granted Coconut Palm Capital Investors II, Inc., the general partner of Coconut Palm, the sole power to vote his shares pursuant to a proxy.

(5)

Includes as to the person indicated the following currently exercisable options or options that are exercisable within 60 days of the Record Date to purchase an equal number of shares of the Company’s common stock: 30,000 options held by Joseph S. DiMartino, 15,000 options held by Mario B. Ferrari, 35,000 options held Arnold Heggestad, Ph.D., 35,000 options held by Steven P. Oppenheim, 15,000 options held by Richard C. Rochon, 27,500 options held by Charles P. Steinmetz, 20,625 options held by Edward M. Carriero and 20,000 options held by Robert C. Griffin.

(6)

Includes 20,000 shares held by Mr. Carriero’s wife in her IRA account.

(7)

Shares consist of: (i) 15,000 shares issuable upon exercise of currently exercisable options or options that are exercisable within 60 days of the Record Date; and (ii) all shares beneficially owned by Coconut Palm (assumes beneficial ownership of such shares is attributed to Mr. Rochon, and Mr. Rochon disclaims beneficial ownership of these shares).

(8)

Shares consist of: (i) 15,000 shares issuable upon currently exercisable options or options that are exercisable within 60 days of the Record Date and (ii) all shares beneficially owned by Coconut Palm (assumes beneficial ownership of such shares is attributed to Mr. Ferrari, and Mr. Ferrari disclaims beneficial ownership of these shares).

(9)

In the Company’s Proxy Statement, Sunair disclosed the following:

Consists of 4,914,700 shares of our common stock and 5,000,000 shares of our common stock underlying warrants that are immediately exercisable. 9,808,197 of the 9,914,700 shares of Common Stock consist of an aggregate of 4,843,698 shares of Common Stock and 4,964,499 shares of Common Stock underlying warrants that are immediately exercisable, which Coconut Palm has the sole power to vote pursuant to proxy agreements executed by its limited partners upon the redemption of their limited partnership interests in Coconut Palm. Richard C. Rochon, Chairman of our Board of Directors, and Mario B. Ferrari, Vice Chairman of our Board of Directors, are the natural persons who exercise voting and investment control over the shares.

However, as mentioned above, the Form 4 filed by Coconut Palm on November 20, 2008 discloses beneficial ownership of 71,000 shares of common stock and 5,207,368 shares issuable upon the exercise of warrants.

(10)

Includes 600,000 shares issuable upon the exercise of warrants.

(11)

Includes 285,714 shares issuable upon the exercise of warrants.

(12)

Massey purchased the shares from Par Investment Partners, LP, which is listed as a 5% owner in Sunair’s Proxy Statement.

Beneficial Ownership of Designated Directors.

The following table sets forth certain information with respect to the Designated Directors’ beneficial ownership of Sunair’s common stock as of February __, 2009.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership (1)	Percentage (1)

Designated Directors:
Common Stock	Leon Brauser 595 South Federal Highway, Suite 600, Boca Raton, FL 33432	80,000	*
Common Stock	Michael Brauser 595 South Federal Highway, Suite 600, Boca Raton, FL 33432 (2)	1,403,300	10.2%
Common Stock	Joseph Q. DiMartini 4 Carrswold Clayton, MO 63105 (3)	407,124	3.1%
Common Stock	Scott Frohman 123 NW 13th Street, Suite 300, Boca Raton, FL 33432	4,351	*
Common Stock	Dru A. Schmitt 13 Twin Springs Lane St. Louis, MO 63124 (4)	1,486,014	11.1%
Common Stock	Gregory Sturgis 595 South Federal Highway, Suite 600, Boca Raton, FL 33432	86,000	*

———————

*

Less than 1%

(1)

See note (1) to the Beneficial Ownership Table on page 4.

(2)

Includes 600,000 shares issuable upon the exercise of warrants.

(3)

Includes 50,000 shares issuable upon the exercise of warrants.

(4)

Includes 285,714 shares issuable upon the exercise of warrants.

Michael Herman, one of the three people furnishing this Information Statement, beneficially owns 2,180,600 shares, or 16.7% of the outstanding shares.

Directors

The Board presently consists of seven members. The appointment of the Designated Directors will become effective on the 20th day following the mailing of this Information Statement to our shareholders. The Designated Directors listed below have consented to act as directors of the Company.

Designated Directors

Michael Brauser will serve as a director of the Company upon the Effective Date.  Mr. Brauser has served as Co-Chairman of the Board of Directors of interCLICK, Inc. since August 28, 2007. Mr. Brauser served as Chairman of the Board of Directors of SendTec, Inc. from October 2005 through November 2006. Mr. Brauser has been the manager of Marlin Capital Partners, LLC, a private investment company, since 2003. From 1999 through 2002, he served as President and Chief Executive Officer of Naviant, Inc. (eDirect, Inc.), an Internet marketing company. He also was the founder of Seisant Inc. (eData.com, Inc.) and served as a member of its Board of Directors from 1999 through 2003. Mr. Brauser is 53 years old.

Dru Schmitt will serve as a director of the Company upon the Effective Date. Currently, Mr. Schmitt is a partner of Columbus Capital Partners and the Chief Technology Architect of RedCard Systems, a company founded by Columbus Capital Partners in 2006. From November 2005 until June 2006, Mr. Schmitt was associated with Royal Palm Capital Partners, Inc. (“Royal Palm”). Richard Rochon and Mario Ferrari, two of the Removed Directors, are, based upon the records of the Florida Secretary of State, officers of Royal Palm. From 1997 until

2003, Mr. Schmitt was the Chief Technology Officer of Advanced Business Fulfillment a company he co-founded. In 2003, Advanced Business Fulfillment was bought by WebMD in 2003 and Mr. Schmitt remained with WebMD until 2005. Mr. Schmitt is 40 years old.

Joseph Q. DiMartini will serve as a director of the Company upon the Effective Date.  Currently, Mr. DiMartini is a partner of Columbus Capital Partners and the Chief Executive Officer of RedCard Systems, a company founded by Columbus Capital Partners in 2006. From 1997 until 2003, Mr. DiMartini was the Chief Executive Officer and President of Advanced Business Fulfillment a company he co-founded. In 2003, Advanced Business Fulfillment was bought by WebMD in 2003 and Mr. DiMartini remained with WebMD until 2005. Mr. DiMartini is 39 years old.

Leon Brauser will serve as a director of the Company upon the Effective Date.  Mr. Brauser is a private investor. From November 2005 until August 2006, Mr. Brauser was a director of Health Benefits Direct Corporation. He has been retired since 1995. Mr. Brauser is 83 years old.

Gregory Sturgis will serve as a director of the Company upon the Effective Date. Since 1994, Mr. Sturgis has been President of the Serpentine Group, Inc., which is engaged in the yacht business. Additionally, since 1991, Mr. Sturgis has owned the Conch Inn Resort and Marina, Abaco, Bahamas.  Mr. Sturgis is 57 years old.

Scott Frohman will serve as a director of the Company upon the Effective Date. Since June 23, 2008, Mr. Frohman has served as the Chief Executive Officer and Chairman of the Board of Options Media Group Holdings, Inc. Mr. Frohman has been Chairman of the Board of Money4Gold Holdings, Inc. since July 23, 2008. From February 2004 through December 2006, Mr. Frohman co-founded and served as the Chief Executive Officer and a director of Health Benefits Direct Corporation. Mr. Frohman is 40 years old.

Director Independence

The Designated Directors have determined that all of them are independent as defined by the listing standards of the American Stock Exchange. However, if Massey expresses an interest in purchasing Sunair again and it agrees to pay Michel Brauser a fee, he will not be independent. Further, to the extent that he attempts to cause Massey to consider purchasing Sunair, he would not be independent. See “Certain Relationships and Related Transactions” at page 8.

Committees

The Designated Directors will appoint members to the Audit, Compensation and Nominating Committees. Michael Brauser is an “Audit Committee Financial Expert” under the applicable rules of the SEC and has the accounting and related financial management expertise as required under the American Stock Exchange.

Family Relationships

With the exception of Michael Brauser who is the son of Leon Brauser, there are no family relationships among the Designated Directors or executive officers of Sunair.

Legal Proceedings

Each Designated Director knows of no material existing or pending legal proceedings or claims against him or the other Designated Directors. Nor, to the knowledge of each Designated Director, is any Designated Director a plaintiff in any material proceeding or pending litigation. To their knowledge, none of the Designated Directors or anyone else including Sunair’s current officers, directors, affiliates, and no owner of record or beneficial owner of more than five percent of Sunair securities, or any associate of any such director, officer or security holder is a party adverse to Sunair or has a material interest adverse to Sunair in reference to pending litigation. To the best of each Designated Directors’ knowledge, none of them has in the past five years been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

Certain Relationships and Related Transactions

Since October 1, 2007 and the last two fiscal years, none of the Designated Directors has engaged in any transaction with Sunair. Since about September 2008, Michael Brauser, individually and together with Dru Schmitt and Michael Herman, a 5% shareholder and one of the Majority Shareholders, has been engaged in discussions with management, counsel and others affiliated with Sunair with respect to the possible sale of Sunair to either Massey or another third party. These discussions have not been successful. Very recently, Massey withdrew an offer it made to purchase the Company for $39,273,264 cash and assumption of all liabilities, which were $29,645,606 at September 30, 2008. Mr. Brauser entered into an agreement with Massey dated September 19, 2008 through which Mr. Brauser was retained as a consultant. The offer expires March 18, 2009. Under the terms of the agreement, if Massey acquires all of the outstanding securities of Sunair or acquires substantially all of its assets, Mr. Brauser shall be paid a $1,000,000 fee. Mr. Brauser has initiated discussions with Massey to extend the term of the Consulting Agreement. None of the other Designated Directors have any interest in this Consulting Agreement. If Sunair were to consider an offer from any third party to purchase it, the Designated Directors, including Mr. Brauser, would hire an investment banking firm to review any such offer. Mr. Brauser recognizes that if he receives a fee in connection with the sale of Sunair while he is a director of Sunair, shareholders may be in a position to challenge him. Because from their perspective as shareholders, the Designated Directors want to see Sunair sold, they will retain an investment banking firm and independent counsel to advise them with respect to the future direction of the Company and rely upon the advice of these outside consultants as well as their own business judgments. Without access to material non public information concerning Sunair and without outside advice they can not predict what they will do upon becoming directors. None of the Designated Directors has any agreement or understanding on how to vote once they are directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Sunair’s directors and executive officers, and persons who own more than 10% of our equity securities which are registered pursuant to Section 12 of the Exchange Act, to file with the SEC initial reports of ownership and reports of changes in ownership of Sunair’s equity securities. Based upon Sunair’s Proxy Statement filed January 28, 2009, to the knowledge of Sunair, Section 16(a) filing requirements were complied with by all of its directors, officers and greater than 10% beneficial owners.

Delivery of the Information Statement to a Shared Address

If you and one or more shareholders share the same address, it is possible that only one Information Statement was delivered to your address. Any registered shareholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may mail a request to receive separate copies to Sunair Services Corporation 595 South Federal Highway, Suite 500 Boca Raton, FL 33432 and Sunair will promptly deliver the Information Statement to you upon your request. Shareholders currently who received multiple copies of the Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.